Exhibit 99.1

NextWave Wireless Announces Merger Agreement and Note Purchase Agreements with

AT&T

SAN DIEGO – August 2, 2012 – NextWave Wireless Inc. (OTCQB: WAVE) (the “Company” or “NextWave”) today announced that it has entered into a definitive agreement to be acquired by AT&T. In addition, the holders of NextWave’s secured notes have entered into separate note purchase agreements with AT&T.

Merger Agreement

The AT&T merger agreement provides that AT&T will acquire all of the outstanding common shares of NextWave for $1.00 per share plus a contingent payment right representing a $25 million interest in an escrow fund, representing up to approximately $0.95 per share, such escrow fund being subject to reduction to satisfy indemnification rights held by AT&T in respect of breaches of representations and warranties, certain pre-closing liabilities, balance sheet adjustments and other items described in the Agreement.

At the time of the acquisition, NextWave will hold only its U.S. WCS and AWS spectrum assets, with the remainder of its assets and liabilities, including its Canadian WCS spectrum and its 2.5 MHz EBS/BRS spectrum assets, being held by a new holding company (“NextWave Holdco”). NextWave will transfer the equity interest in NextWave Holdco in partial redemption of its secured notes as described below.

Note Purchase Agreements

AT&T has entered into note purchase agreements with each of the holders of NextWave’s 15% Senior Secured Notes due 2012 (the “Senior Notes”), its Senior-Subordinated Secured Second Lien Notes due 2013 (“Subordinated Notes”) and its 16% Third Lien Subordinated Secured Convertible Notes due 2013 (the “Convertible Notes” and together with the Senior Notes and Subordinated Notes, collectively, the “Notes”). Pursuant to the note purchase agreements, upon consummation of the merger, AT&T will purchase the Notes for a cash amount equal to $600 million, less the consideration paid by AT&T in the merger and subject to a $25 million escrow hold-back to secure post-closing indemnification rights held by AT&T. The amount of cash to be paid at closing in respect of the Convertible Notes will also be subject to reduction for closing date liabilities of NextWave, including certain tax amounts, and amounts necessary to repay a new working capital facility of up to $15 million to be provided by the holders of the Senior Notes. AT&T will also have the option in the event the merger is not consummated and upon the occurrence of certain other events, to purchase the Convertible Notes. The total amount of indebtedness of NextWave currently outstanding under the Notes is approximately $1.1 billion. Upon completion of the AT&T note purchase transactions described above, NextWave will redeem the remaining outstanding amount of its Convertible Notes for the equity interests in NextWave Holdco.

Transaction Process

The merger and the transactions contemplated thereby were unanimously approved by the Independent Committee of NextWave’s Board of Directors and the Board of Directors. Moelis & Company LLC acted as financial advisor to the Independent Committee.

The transaction is subject to customary closing conditions, including approval of NextWave’s shareholders’ of record as of September 4, 2012 and regulatory approvals, including approval of the Federal Communications Commission. Certain stockholders of NextWave, who are entitled to vote an aggregate of approximately 59 percent of the outstanding common shares, have agreed to vote in favor of the transaction.

About NextWave Wireless

NextWave Wireless Inc. is a wireless technology company that manages and maintains wireless spectrum licenses.

Additional Information

In connection with the proposed merger, NextWave will file a proxy statement and other documents with the Securities and Exchange Commission (“SEC”). NextWave shareholders are advised to read the proxy statement when it becomes available because it will contain important information regarding NextWave and the merger. Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by NextWave with the SEC at the SEC’s website at http://www.sec.gov.

NextWave and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the NextWave shareholders in connection with the merger. Information concerning the names, affiliations and interests of NextWave’s directors and executive officers, is set forth in NextWave Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC, and will be described in the proxy statement relating to the merger (when it becomes available).

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved. Actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially, include but are not limited to, the actual closing of the transaction, and the satisfaction or non-satisfaction as applicable of one or more conditions to the closing of the transaction, and other factors that are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC’s website at www.sec.gov. NextWave makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

NextWave Wireless Investor Relations Francis J. Harding Chief Financial Officer NextWave Wireless 619.573.1570 investinfo@nextwave.com	NextWave Wireless Public Relations Jeff Seedman Partner Finn Partners 415.249.6763 jeff.seedman@finnpartners.com